INVESCO INTERNATIONAL TOTAL RETURN FUND                            SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   4/30/2010
FILE NUMBER :        811-05426
SERIES NO.:          21

72DD.   1 Total income dividends for which record date passed during the period. (000's Omitted)
          Class A               $    239
        2 Dividends for a second class of open-end company shares (000's Omitted)
          Class B               $     29
          Class C               $     47
          Class Y               $      3
          Institutional Class   $    198
73A.      Payments per share outstanding during the entire current period: (form nnn.nnnn)
        1 Dividends from net investment income
          Class A                 0.0842
        2 Dividends for a second class of open-end company shares (form nnn.nnnn)
          Class B                 0.0398
          Class C                 0.0398
          Class Y                 0.0990
          Institutional Class     0.0990
74U.    1 Number of shares outstanding (000's Omitted)
          Class A                  2,774
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                    603
          Class C                    802
          Class Y                     25
          Institutional Class      2,030
74V.    1 Net asset value per share (to nearest cent)
          Class A               $  11.23
        2 Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B               $  11.20
          Class C               $  11.21
          Class Y               $  11.22
          Institutional Class   $  11.23